EXHIBIT 99.1


News
For Immediate Release
                                                    SILGAN HOLDIGNS INC.
                                                    4 Landmark Square
                                                    Suite 400
                                                    Stamford, CT  06901

                                                    Telephone: (203) 975-7110
                                                    Fax:       (203) 975-7902

                                                       Contact:
                                                       Robert B. Lewis
                                                       (203) 406-3160


                      SILGAN HOLDINGS ANNOUNCES ACQUISITION
                        OF CANADIAN PLASTIC BLOW MOLDER,
                             COUSINS-CURRIE LIMITED


STAMFORD, CT, December 21, 2006 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today the acquisition of substantially all of the assets of Cousins-Currie Limited, a leading Canadian blow molder of custom designed large-ware plastic bottles. The business, which had sales of approximately CAD $55 million (or approximately US $48.4 million at current exchange rates) for the latest twelve months, is headquartered in Woodbridge, Ontario. The purchase price of CAD $48.3 million was financed primarily with Canadian dollar borrowings under the Company's bank credit facility. The transaction is expected to be slightly accretive to earnings in 2007.

"We believe Cousins-Currie represents an excellent fit with our Canadian plastics business," said Bob Lewis, Silgan's Executive Vice President and Chief Financial Officer. "With two manufacturing locations near Toronto,
Cousins-Currie is a leading manufacturer of larger-size, custom designed extrusion blow molded containers for the agricultural, institutional food, and industrial markets in Canada and the United States. The Cousins-Currie business has built a


                                     (more)

SILGAN HOLDINGS INC.
December 21, 2006
Page 2


strong reputation for quality and design capability, and has been named one of the 50 best-managed companies in Canada for the last three years as determined by an independent study. Combined with Silgan's existing plastics business, this transaction creates a market leading competitive position for our custom bottle franchise in Canada," Mr. Lewis concluded.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual pro forma net sales of approximately $2.8 billion in 2005. Silgan operates 66 manufacturing facilities in the U.S., Canada and Europe. In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading supplier of metal, composite and plastic vacuum closures for food and beverage products in North America and Europe.

Statements included in this press release, which are not historical facts, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2005 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *